Exhibit 10.3
381 E. Evelyn Avenue Mountain View CA 94041 Tel: 1.650.963.9884

April 26, 2024

Leah Belsky

Dear Leah,

On behalf of Coursera, Inc. (“the Company”), it is my pleasure to formalize our offer to you for the position of SVP, Strategic Projects, effective as of April 29, 2024 (the “Effective Date”). You will initially report to the Company’s Chief Executive Officer, Jeff Maggioncalda. This offer letter is contingent upon your prior resignation, as of the Effective Date, from the position of Chief Revenue Officer, upon which you will no longer serve as a Section 16 officer or executive officer of the Company. This offer letter supersedes the offer letter previously made to you on September 12, 2018.

In this role as an individual contributor, your responsibilities as SVP, Strategic Projects include:
•Supporting the transition, onboarding, and serving as an advisor to Jeff Maggioncalda.
•Remaining available to the CEO and other executive officers for advisory conversations.
•Working on projects designated by the CEO and providing regular updates to the CEO and any other relevant stakeholders.
•You may be excused from company-wide quarterly planning, annual planning, Executive Staff, and other general management responsibilities so long as approved in advance by the CEO.
This is a full time position. Your base salary will continue at its current rate, less applicable withholdings and deductions, payable semi-monthly in accordance with the Company’s usual payroll procedures as presently exist or may exist in the future. Because the position you are being offered is exempt, you will not be eligible for overtime pay. You agree that you will remain in the role of SVP, Strategic Projects until November 15, 2024, at which time your employment will terminate, unless both parties agree to extend or amend the termination date. Either you or the Company may choose to terminate such employment prior to November 15, 2024, following 30 days prior written notice, for any reason, however, should either party terminate employment prior to November 15, 2024, for any reason other than for Cause (as defined by the Severance Plan), you will receive a lump sum payment, less applicable withholdings and deductions, of the remaining monthly salary from the date of termination through November 15, 2024. By accepting this offer, you acknowledge and agree that the title and role of SVP, Strategic Projects, and the duties for such role, do not constitute “Good Reason” or otherwise constitute a triggering event giving rise to any severance or other benefits under the Company’s Amended and Restated Executive Severance Plan effective as of January 5, 2021, as amended on March 24, 2022 (the “Severance Plan”). In addition, in your role as SVP, Strategic Projects, you acknowledge and agree that you will not be a participant of the Severance Plan (as a “Class A Executive” or otherwise) and accordingly will not be entitled to any severance or other benefits under the Severance Plan.
You will continue to participate in the Coursera Executive Incentive Compensation Plan for 2024 (the “Incentive Plan”), pursuant to which you will be eligible to earn prorated annual cash incentive compensation, with a target percentage equal to 100% of your base salary, less applicable withholdings and deductions, payable in accordance with the Company’s incentive compensation payout procedures as presently exist or may exist in the future. In accordance with the terms and conditions of the Incentive Plan, the actual incentive compensation payout is determined by achievement of individual and company performance objectives. For the year ended December 31, 2024, any annual cash incentive compensation earned by you as Chief Revenue Officer (“2024 Incentive”) shall be deemed fully accrued and payable by the Company as of December 31, 2024 so long as you remain as SVP, Strategic Projects through November 15, 2024. The 2024 Incentive shall be paid to you in accordance with the regular Company payout schedule in 2025 set forth in the Incentive Plan, even if you are no longer an employee of the Company as of such payout date.

Any equity awards previously granted to you will continue to vest and operate under the same vesting terms and schedule as the original Coursera 2021 Stock Incentive Plan, as amended, and predecessor plans, so long as you remain employed as SVP, Strategic Projects.

Please understand that the Company reserves the right to alter or amend the Plans periodically as it deems appropriate. Please also understand that nothing in the Plans, or this letter, changes the at-will nature of your employment with Coursera.

You will be eligible for reimbursement for reasonable out-of-pocket costs you incur which are associated with your duties, subject to the approval of the Company and in accordance with its then applicable business expense guidelines.

You will devote your best efforts to the performance of your job for the Company. While employed at the Company, you will not undertake any other activity that interferes with the performance of your job duties, except as otherwise approved by the Company in advance in writing, nor support (by way of investment or otherwise) any activity that may be competitive with the Company's business or pose a conflict of interest with that business. You will follow the Company's policies and procedures currently in place or developed over time (including but not limited to the Company’s policies prohibiting discrimination and sexual harassment) as made available to you from time to time.

During your employment, you shall be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company with respect to other senior executives of the Company, including, without limitation, any Company group medical, dental, vision insurance and Section 401(k) plan and vacation policies. The Company reserves the right to change the benefit plans and programs it offers to its employees at any time.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration in San Jose, California conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under its then-applicable rules, (ii) YOU ARE WAIVING ANY AND ALL RIGHTS TO A JURY TRIAL BUT ALL COURT REMEDIES WILL BE AVAILABLE IN ARBITRATION, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) all JAMS fees and administrative charges shall be paid by the Company.

You and the Company recognize that this is a legally binding contract and acknowledge and agree that each party has had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this agreement. Hence, in any construction to be made of this agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. You acknowledge and agree that you have consulted with your own tax advisors with respect to any advice you may deem necessary or appropriate with respect to this agreement, that neither the Company nor any of its directors, officers, counsel, stockholders, or advisors has provided any tax advice to you or otherwise made any representations or guarantees to you with respect to the tax treatment of the bonus opportunity provided in this agreement, and that you have relied entirely on your own professional advisors as to these matters. The provisions of this agreement shall survive the termination of your employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this agreement.
This agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

[Signature Page Follows]

To indicate your acceptance of the Company’s offer, please sign and date this agreement in the space provided below and return it to me. A duplicate original is enclosed for your records. This agreement, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This agreement, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by you and another officer of the Company designated by the Board.

/s/ Jeff Maggioncalda
Jeff Maggioncalda
Chief Executive Officer

Agreed to and accepted by:
/s/ Leah Belsky
Leah Belsky
Date Signed: May 5, 2024